As filed with the Securities and Exchange Commission on January 18, 1996
                                          Registration No. 33- 63361

                 SECURITIES AND EXCHANGE COMMISSION
                        Washington, DC  20549
                   _______________________________

                           AMENDMENT NO. 2
                                 to
                              FORM S-3

                       Registration Statement
                                Under
                     The Securities Act of 1933

                         ELECTROSOURCE, INC.
         (Exact name of issuer as specified in its charter)

       Delaware                          8731                   742466304
(State or other jurisdiction   (Primary Standard Industrial  (IRS Employer
of incorporation or            Classification Code Number)  Identification No.)

   3800B Drossett Drive                          Michael G. Semmens, President
   Austin, Texas 78744-1131                      Electrosource, Inc.
   (512) 445-6606                                3800B Drossett Drive
   (Address, including zip code and              Austin, Texas  78744-1131
   telephone number, including area code,        (512) 445-6606
   of registrant's principal executive offices)  (Name, address, including zip code, of agent for service)

   Approximate date of commencement of proposed sale to the  public:
As soon as practicable after this Registration Statement becomes effective.

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. Following box checked.

                   Calculation of Registration Fee

                                    Proposed        Proposed
Title of each class                 maximum         maximum         Amount of
of securities to      Amount to be  offering price  aggregate       registration
be registered         registered    per unit*       offering price  fee

Common Stock, $.10    1,859,333     $1.8125         $3,370,041      $1,202.15
par value               shares      per share

  *Estimated solely for the purpose of determining the registration fee and based upon the average of the high and low prices quoted in the NASDAQ system for a share of Electrosource, Inc. Common Stock on October 10, 1995.

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
                         Page 1 of 22 Pages.
                 An Exhibit Index appears on Page 20

                         ELECTROSOURCE, INC.

                        CROSS REFERENCE SHEET

Information Required by Form S-3           Caption in Prospectus

Item 1.   Forepart of the Registration     Outside Front Cover
          Statement and Outside Front      Page of Prospectus
          Cover Page of Prospectus

Item 2.   Inside Front and Outside Back    Inside Front and Outside
          Cover Pages of Prospectus        Back Cover Pages of Prospectus

Item 3.   Summary Information, Risk        Summary of Prospectus;
          Factors and Ratio of Earnings    Risk Factors
          to Fixed Charges

Item 4.   Use of Proceeds                  Not Applicable

Item 5.   Determination of Offering Price  Not Applicable

Item 6.   Dilution                         Dilution

Item 7.   Selling Security Holders         Selling Security Holders

Item 8.   Plan of Distribution             The Offering

Item 9.   Description of Securities to be  Not Applicable
          Registered

Item 10.  Interests of Named Experts and   Not Applicable
          Counsel

Item 11.  Material Changes                 Recent Developments

Item 12.  Incorporation of Certain         Inside Front Cover
          Information by Reference         Page of Prospectus

Item 13.  Disclosure of Commission         Indemnification of
          Position on Indemnification for  Officers and
          Securities Act Liabilities       Directors


            SUBJECT TO COMPLETION, DATED JANUARY 18, 1996

    Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

PROSPECTUS

                         ELECTROSOURCE, INC.

          1,859,333 Shares of Common Stock, $.10 par value

   The shares offered hereby are outstanding shares of the Common Stock, $.10 par value per share ("Common Stock"), of Electrosource, Inc., a Delaware corporation (the "Company"), which are being sold by the Selling Shareholders named herein. The Company will not receive any part of the proceeds from the sale of such shares.

   The Company has agreed to bear all costs of the preparation, filing and prosecution of the registration statement of which this Prospectus is a part. Such expenses are estimated to be approximately $31,300 for the offering.

   The Company has been advised that the sale of the shares may be made from time to time by or for the account of the Selling Shareholders in the over-the-counter market through broker-dealers. These sales will be made at market prices prevailing at the time of sale. The broker-dealers may act as agents of the Selling Shareholders or may purchase any of the shares as principal and thereafter may sell such shares from time to time in the over-the-counter market at prices prevailing at the time of sale or at negotiated prices. Neither the security to be offered nor the selling method to be used may be varied.

   Broker-dealers used by the Selling Shareholders may be deemed to be "underwriters" as defined in the Securities Act of 1933. In addition, the Selling Shareholders may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to the Common Stock offered hereby.

   The Common Stock is traded in the over-the-counter market and is quoted on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") under the symbol "ELSI." On January 15, 1996, the closing price for a share of Common Stock as reported on NASDAQ was $1.31 per share.


  SEE  "RISK  FACTORS",  ON  PAGE 4  OF  THIS  PROSPECTUS,  FOR  A
  DISCUSSION  OF  CERTAIN  IMPORTANT  FACTORS  INVOLVED  IN   THIS
  OFFERING.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


           The date of this Prospectus is January 18, 1996

                        AVAILABLE INFORMATION

   The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, together with proxy statements and other information filed by the Company, can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, NW, Washington, DC 20549, and at certain of its Regional Offices located at: 7 World Trade Center, New York, New York 10007; and Room 1204, Everett McKinley Dirksen Building, 219 South Dearborn Street,
Chicago, Illinois 60604. Copies of such material can also be obtained from the Public Reference Section of the Commission, 450 Fifth Street, NW, Washington, DC 20549 at prescribed rates.

  The Company has filed with the Commission a registration statement under the Securities Act of 1933, as amended, with respect to the securities offered hereby (the "Registration Statement"). As permitted by the rules and regulations of the Commission, this Prospectus omits certain information, exhibits and undertakings contained in the Registration Statement. Such additional information can be inspected at the principal office of the Commission, Room 1024, 450 Fifth Street, NW, Washington, DC 20549, and copies of the Registration Statement can be obtained from the Commission at prescribed rates by writing to the Commission at such address.

          INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

   The  following documents, which are on file with the  commission,
are   hereby  specifically  incorporated  by  reference  into   this
prospectus:

  (1) All other reports filed by the Company pursuant to Section 13(a) or Section 15(d) of the Exchange Act since December 31, 1994;

      The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994;
      Electrosource, Inc., Quarterly Report on Form 10-Q for the quarter ended March 30, 1995;
      Electrosource, Inc., Quarterly Report on Form 10-Q for the quarter ended June 30, 1995;
      Amendment No. 1 to Electrosource, Inc., Form 10-Q for the quarter ended June 30, 1995;
      Electrosource, Inc., Quarterly Report on Form 10-Q for the quarter ended September, 1995;

     Form 8-K dated January 16, 1995;
     Form 8-K dated March 10, 1995;
     Form 8-K dated April 3, 1995;
     Form 8-K dated April 12, 1995;
     Form 8-K dated October 10, 1995;
     Form 8-K dated December 22, 1995;
     Form 8-K dated January 12, 1996;

     Form 10-C dated January 27, 1995;
     Form 10-C dated June 5, 1995;
     Form 10-C dated June 20, 1995;
     Form 10-C dated July 17, 1995;
     Form 10-C dated July 24, 1995;
     Form 10-C dated September 8, 1995;
     Form 10-C dated October 13, 1995;
     Form 10-C dated October 20, 1995;
     Form 10-C dated December 1, 1995;
     Form 10-C dated December 21, 1995.

   (2) The description of the Company's Common Stock set forth under the captions "Description of Electrosource, Inc. Common Stock" and "Purposes and Effects of Certain Provisions of the Electrosource, Inc. Certificate and the Electrosource, Inc. Bylaws" in the Information Statement filed as Exhibit 28.1 to the Company's Registration Statement on Form 10 filed October 19, 1987 (as amended by Form 8 Amendments filed January 8, 1988 and January 13, 1988), which description of the Company's Common Stock was incorporated by reference into the Registration Statement on Form 10 in response to
Item 11, "Description of Registrant's Securities to be Registered."

   All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to December 31, 1994, and prior to the termination of the offering shall be deemed to be incorporated by reference into this prospectus.

   The Company will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this prospectus (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates). Requests should be directed to Electrosource, Inc., Corporate Secretary, 3800B Drossett Drive, Austin, Texas 78744-1131, telephone (512) 445-6606.

                        SUMMARY OF PROSPECTUS

   The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements contained elsewhere in this prospectus and in the documents incorporated by reference herein.

                             The Company

   Electrosource, Inc. (the "Company") is engaged in the development and commercial application of technologies related to lead-acid, rechargeable storage batteries and ancillary products. The Company's principal activity is the development, manufacture and sale of a new lead-acid battery concept called Horizonr. See "The Company," below.

   The principal executive offices of the Company are located at 3800B Drossett Drive, Austin, Texas 78744-1131, and its telephone number is (512) 445-6606.

                         Recent Developments

   Appointment of Directors. In June 1995 the Board of Directors of the Company elected two additional directors, Nathan Morton and William R. Graham.

    Change in Executive Officer. The Vice President of Communications, Michael L. Weinstein, ceased employment with the Company on September 15, 1995. Liviakis Financial Communications, Inc., has been engaged by the Company for financial communications. On September 25, 1995, Michael Rosen, Vice President and Chief Financial and Accounting Officer resigned his position with the Company to be effective December 31, 1995. In November 1995, the Company hired Mary Beth Koenig to assume the position of Treasurer, Controller and Chief Accounting Officer.

  Issuance of Shares. In September 1995 the Company issued 1,360,000 shares of its Common Stock to Liviakis Financial Communications, Inc., which have been valued at $1,468,800, $1.08 per share, which is 75 percent of the market value of $1.44 per share on the date of issuance. In addition, the Company agreed to issue an additional 120,000 shares of Common Stock over the succeeding twenty-four months. The shares are unregistered and no registration rights have been granted.

   236,110 shares were issued under a Technology License Agreement, and 78,500 shares were issued under the terms of the 1987 Stock Option Plan. During the period of September through November, 3,370,573 shares were issued upon the exercise of Convertible Debentures and 1,170,357 shares were issued pursuant to a private placement. On December 20, 1995, 2,158,000 shares were issued pursuant to the terms of an Amendment to the Business Alliance and License Agreement between Electrosource, Inc., and the Electric Power Research Institute.

   Threatened Litigation. On September 26, 1995, the Company received a communication from Rosehouse, Ltd. ("Rosehouse"), an investment firm through which the Company has effected a number of financings, asserting that the Company has breached an oral agreement with Rosehouse regarding the sale of 670,000 shares of the Company's common stock to a client of Rosehouse. Rosehouse in its letter has demanded that the Company fulfill its obligations under the agreement asserted and sell the shares in question to its client. Management has informed Rosehouse that the Company would not consummate the transaction in question. The Company intends to vigorously defend any action taken by Rosehouse; however, as no specific assertions have been made, no estimate of loss, if any, can be reasonably predicted. The Company has received no further communication to the September 26, 1995, letter.

   Japanese Distribution Agreement to End. On December 5, 1995, the Company received notice from Mitsui Engineering and Shipbuilding Co., Ltd. ("MES") of their intent to terminate effective as of January 4, 1996 the Distributorship Agreement of July 7, 1994 (the "Agreement"). Under the Agreement, MES was to be the exclusive distributor of Electrosource products in Japan and had the option to become a manufacturer in Japan. Termination of the Agreement is not expected to have a direct financial effect on the Company. Management will continue discussions with a number of other groups who have expressed interest in licenses for its products in Asia, including Japan. Electrosource management will also now directly communicate with a number of potential large customers in Japan.

   National Association of Securities Dealers Automated Quotation System Oral Hearing. The Company's Common stock is currently traded on the NASDAQ market. Listing standards for NASDAQ stocks require a minimum of $1,000,000 in shareholders equity. At September 30, 1995, the Company was not in compliance with this requirement. On December 22, 1995, the Company submitted a formal request to NASDAQ for an oral hearing in order to present a plan of action to meet the minimum stockholder equity requirement. On January 12, the Company filed a Form 8-K with financial statements showing compliance with the listing requirements. On January 16, 1996, the Company received notification from the NASD of its compliance with NASD listing requirements. Consequently, the Company's request for a NASD hearing was canceled since it is no longer needed. The request for hearing was made while the Company prepared the interim financial statements for the period required by NASD.

   However, unless the Company is able to achieve profitability on a sustainable basis or is able to raise sufficient new equity capital to offset operating losses such that shareholders equity remains above the minimum required level, its shares may no longer be eligible for trading on the NASDAQ system. Loss of NASDAQ trading privileges would have a material adverse effect on the liquidity of any investment in the Company's Common Stock, and would constitute an event of default with respect to indebtedness of the Company having an outstanding principal amount as of November 30, 1995, of $250,000.

  See "Recent Developments," below.

                            The Offering

   The shares offered hereby are 1,859,333 outstanding shares of the Company's Common Stock, $.10 par value per share, which are being sold by the Selling Shareholders named herein. The Company will not receive any part of the proceeds from the sale of such shares.

  The sale of the shares may be made from time to time by or for the account of the Selling Shareholders in the over-the-counter market through broker-dealers. These sales will be made at market prices prevailing at the time of sale. The broker-dealers may act as agents of the Selling Shareholders or may purchase any of the shares as principal and thereafter may sell such shares from time to time in the over-the-counter market at prices prevailing at the time of sale or at negotiated prices. Neither the security to be offered nor the selling method to be used may be varied.

   The Company has agreed to bear all costs of preparing, filing and processing the registration statement of which this prospectus is a part. Such expenses are estimated to be approximately $ 31,300 for the offering.

                            RISK FACTORS

   An investment in the Common Stock offered hereby involves a high degree of risk. The following factors should be considered in evaluating an investment in the Company.

   Contingencies Related to Business Plan and Commercialization of Product. In June 1994 the Company determined to become the North American manufacturer of the Horizonr battery, while continuing its previous plans with respect to licensing of third party manufacturers overseas. The shift from research and development to manufacturing will require significant additional outlays for capital equipment as well as greatly increased managerial and production staffing, which will in turn require significant amounts of new capital. There can be no assurance that the Company will be able to raise this capital on terms satisfactory to the Company, or at all. Development of the Horizon batteries and manufacturing processes continue and there is no assurance that the battery will be successfully commercialized.

   Limited Cash Resources. The Company had approximately $2,000,000 in unrestricted cash available at November 30, 1995. The Company is in discussions concerning potential sources of additional capital. If the Company is able to close certain financing transactions and to meet its sales forecasts, management believes that there will be sufficient cash resources to finance operations through January 1996. Otherwise, the Company may not be able to continue operations.

   Possible Loss of Trading Liquidity The Company's Common stock is currently traded on the NASDAQ market. Listing standards for NASDAQ stocks require a minimum of $1,000,000 in shareholders equity. Unless the Company is able to achieve profitability on a sustainable basis or is able to raise sufficient new equity capital to offset operating losses such that shareholders equity remains above the minimum required level, its shares may no longer be eligible for trading on the NASDAQ system. Loss of NASDAQ trading privileges would have a material adverse effect on the liquidity of any investment in the Company's Common Stock, and would constitute an event of default with respect to indebtedness of the Company having an outstanding principal amount as of November 30, 1995, of $250,000.

   Limited Operating History. The Company has only a limited operating history. The Company was incorporated in June 1987 and became subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in January 1988. The Company was until the first quarter of 1995 a development stage company. The Company has generated a net loss from the development program in each fiscal quarter since inception. There can be no assurance that the Company will be able to generate sufficient income to cover losses. The likelihood of the Company's future success must be considered in light of the risks, expenses, difficulties and delays frequently encountered in connection with the operation and development of a new business and research and development activities generally.

  Termination of Technology License. The Company holds the rights to develop and use the coextrusion technology in the field of lead-acid battery applications under an exclusive license from Blanyer-Mathews Associates, Inc. ("Blanyer-Mathews"). This license is subject to termination by Blanyer-Mathews in the event that the Company enters bankruptcy proceedings or defaults in its obligation to pay royalties. Loss of the rights to the coextrusion technology would have a severe adverse impact upon the Company's continued viability.

   Loss of Trade Secret Protection. The Company has elected to protect certain aspects of its technology under state trade secret laws, rather than under federal patent laws. Trade secret protection requires that the Company preserve the confidentiality of the technology subject to trade secret status. In the event that such confidentiality cannot be maintained, or if third parties can successfully "reverse-engineer" the affected technology, trade secret status may be lost. Loss of trade secret protection would allow third parties to utilize the technology without obtaining a license from the Company.

   Competition. The lead-acid battery industry is highly competitive and includes a number of firms, many with greater financial, technological, manufacturing, marketing and other resources and longer operating histories than the Company. There is no assurance that the Company will be able to compete successfully in this highly competitive environment due to the Company's limited financial resources and lack of established products.

   Conflicts of Interest. Charles Mathews and John Malone, directors of the Company, are also directors of Blanyer-Mathews, which holds the coextrusion patents under which the Company is a licensee. This relationships may give rise to conflicts of interest on the part of such persons in connection with transactions of the Company involving Blanyer-Mathews in which such persons may have an incentive to put the interests of Blanyer-Mathews above those of the Company.

   Dependence on Key Personnel. Executive management of the Company is primarily the responsibility of Michael Semmens, President, Chief Executive Officer and Chairman of the Board. The loss of Mr. Semmens or other executives could have a material adverse effect on the Company.

   Dilution. The market price of $1.31 per share of Common Stock as of January 15, 1996, was substantially greater than the Company's actual net negative tangible book value of ($0.12) per outstanding share of Common Stock at September 30, 1995. Purchasers of Common
Stock at the recent market price will suffer an immediate dilution of $1.43 per share, measured by the difference between the market price and the Company's net negative tangible book value per share. See "Dilution."

   Certain Antitakeover Effects. Certain provisions contained in the Delaware General Corporation Law and in the Company's Restated Certificate of Incorporation and bylaws may make it difficult for any third party to effect or attempt an acquisition of the Company without the approval of the Company's Board of Directors. The Restated Certificate of Incorporation also divides the Company's Board of Directors into three classes serving staggered terms. This provision may hinder or delay any attempt to gain control of the Company by replacing the Board of Directors. Such potential antitakeover effects may depress the market value of the Common Stock. In addition, certain provisions of the Company's Restated Certificate of Incorporation and bylaws require the affirmative vote of 90% of the Company's outstanding Common Stock.

   Absence of Dividends. The Company has never declared or paid any dividends on its outstanding Common Stock, and it is unlikely that it will do so in the foreseeable future.

                             THE COMPANY

   Electrosource, Inc. (the "Company") is engaged in the development and commercial application of technologies related to lead-acid, rechargeable storage batteries and ancillary products. The Company's principal activity is the development, manufacture and sale of a new lead-acid battery concept called Horizon. The Horizon battery utilizes plate grids made from a patented coextruded wire. The plates are oriented in a horizontal plane rather than the vertical plane, as is the practice in conventional batteries. Current activities are concentrated upon development of Horizonr concept batteries for use in electric vehicles. The Company is also developing new processes for the energy-active material for use in both Horizon and conventional batteries.

   The continued development of the Horizonr battery, as well as the continued viability of the Company as a going concern, are contingent upon the Company's ability to raise substantial amounts of new capital. The Company does not currently have commitments for any such financing, and there can be no assurance that the necessary financing will be obtained. The offering described in this prospectus will not result in any proceeds to the Company. See "Risk Factors."

   The principal executive offices of the Company are located at 3800B Drossett Drive, Austin, Texas 78744-1131, and its telephone number is (512) 445-6606.

                         RECENT DEVELOPMENTS

   Changes in Management. In June 1995 the Board of Directors of the Company voted to increase the size of the board from ten to twelve members and to appoint Nathan Morton and William R. Graham to fill the newly created vacancies. Mr. Morton was until December 1993 chairman and chief executive officer of CompUSA, a computer superstore chain, and is currently president and chief executive officer of Open Environment Corporation, a publicly-traded software company. Dr. Graham is a senior vice president of The Defense Group, Inc., a closely-held company specializing in systems engineering and technical assistance for the US Government. Dr. Graham also is a director of Watkins-Johnson Corporation, a publicly held company listed on the New York Stock Exchange making electronics and semiconductor production equipment. From 1990 to 1993, Dr. Graham was a director and president of C-COR Electronics, Inc. Benny E. Jay resigned from the Board of Directors in July, 1995.

  Change in Executive Officer. The employment of Michael Weinstein, Vice President of Communications, ceased on September 15, 1995. Liviakis Financial Communications, Inc., has been engaged for financial communications. . On September 25, 1995, Michael Rosen, Vice President and Chief Financial and Accounting Officer resigned his position with the Company to be effective December 31, 1995. In November 1995, the Company hired Mary Beth Koenig to assume the position of Treasurer, Controller and Chief Accounting Officer.

   Issuance of Shares. In September 1995 the Company entered into an agreement with Liviakis Financial Communications, Inc. ("Liviakis"), whereby Liviakis will provide investor and public relations services to the Company. As consideration for these services, the Company has issued 1,360,000 shares of Common Stock to Liviakis which have been valued at $1,468,000, $1.08 per share, which is 75 percent of the market value of $1.44 on the date of issuance. In addition, the Company agreed to issue an additional 120,000 shares of Common Stock over the succeeding twenty-four months. These shares are not registered and no registration rights have been granted.

   236,110 shares were issued under a Technology License Agreement, and 78,500 shares were issued under the terms of the 1987 Stock Option Plan. During the period of September through November, 3,370,573 shares were issued upon the exercise of Convertible Debentures and 1,170,357 shares were issued pursuant to a private placement. On December 20, 1995, 2,158,000 shares were issued pursuant to the terms of an Amendment to the Business Alliance and License Agreement between Electrosource, Inc., and the Electric Power Research Institute.

   Threatened Litigation. On September 26, 1995, the Company received a communication from Rosehouse, Ltd. ("Rosehouse"), an investment firm through which the Company has effected a number of financings, asserting that the Company has breached an oral agreement with Rosehouse regarding the sale of 670,000 shares of the Company's common stock to a client of Rosehouse. Rosehouse in its letter has demanded that the Company fulfill its obligations under the agreement asserted and sell the shares in question to its client. Management has informed Rosehouse that the Company would not consummate the transaction in question. The Company intends to vigorously defend any action taken by Rosehouse; however, as no specific assertions have been made, no estimate of loss, if any, can be reasonably predicted. The Company has received no further communication to the September 26, 1995, letter.

   Japanese Distribution Agreement to End. On December 5, 1995, the Company received notice from Mitsui Engineering and Shipbuilding Co., Ltd. ("MES") of their intent to terminate effective as of January 4, 1996 the Distributorship Agreement of July 7, 1994 (the "Agreement"). Under the Agreement, MES was to be the exclusive distributor of Electrosource products in Japan and had the option to become a manufacturer in Japan. Termination of the Agreement is not expected to have a direct financial effect on the Company. Management will continue discussions with a number of other groups who have expressed interest in licenses for its products in Asia, including Japan. Electrosource management will also now directly communicate with a number of potential large customers in Japan.

   National Association of Securities Dealers Automated Quotation System Oral Hearing. The Company's Common stock is currently traded on the NASDAQ market. Listing standards for NASDAQ stocks require a minimum of $1,000,000 in shareholders equity. At September 30, 1995, the Company was not in compliance with this requirement. On December 22, 1995, the Company submitted a formal request to NASDAQ for an oral hearing in order to present a plan of action to meet the minimum stockholder equity requirement. On January 12, the Company filed a Form 8-K with financial statements showing compliance with the listing requirements. On January 16, 1996, the Company received notification from the NASD of its compliance with NASD listing requirements. Consequently, the Company's request for a NASD hearing was canceled since it is no longer needed. The request for hearing was made while the Company prepared the interim financial statements for the period required by NASD.

   However, unless the Company is able to achieve profitability on a sustainable basis or is able to raise sufficient new equity capital to offset operating losses such that shareholders equity remains above the minimum required level, its shares may no longer be eligible for trading on the NASDAQ system. Loss of NASDAQ trading privileges would have a material adverse effect on the liquidity of any investment in the Company's Common Stock, and would constitute an event of default with respect to indebtedness of the Company having an outstanding principal amount as of November 30, 1995, of $250,000.

                            THE OFFERING

   The shares to be offered pursuant to this prospectus are outstanding shares of the Company's Common Stock, par value $.10 per share, acquired by the Selling Shareholders in certain private offerings by the Company.

  The shares of Common Stock offered hereby may be sold from time to time by the Selling Shareholders. Such sales must be made in the over-the-counter market through broker-dealers at the then prevailing market price. Neither the security to be offered nor the selling method may be varied.

    There is no underwriter or coordinating broker acting in connection with this offering. Each Selling Shareholder may be deemed an "underwriter" within the meaning of the Securities Act of 1933 (the "Securities Act") with respect to the shares of Common Stock offered by him. The Company and each Selling Shareholder have agreed to indemnify one another against certain liabilities, including liabilities under the Securities Act.

   In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from Selling Shareholders in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales.

   The Company has agreed to bear all costs of preparing, filing and processing the registration statement of which this prospectus is a part. Such expenses are estimated to be approximately $31,300 for the offering.

                      SELLING SECURITY HOLDERS

  Certain of the Selling Shareholders participated in an offering of secured notes and warrants by the Company in December 1992 and
January 1993. Under the terms of this offering, the Company sold promissory notes having an aggregate principal amount of $750,000 secured by substantially all of the assets of the Company; these notes bore interest at 10% per annum and were paid in full at their maturity in 1994. Purchasers of notes in the December 1992 tranche of this offering received one warrant to purchase one share of Common Stock at an exercise price of $1.625 per share for each dollar in principal amount of notes purchased. Purchasers of notes in the January 1993 tranche received one warrant to purchase one share of Common Stock at an exercise price of $2.25 per share for each $1.25 in principal amount of notes purchased. Substantially all of the warrants issued in connection with this offering have been exercised, and the shares of Common Stock offered pursuant to this Prospectus include 567,500 [LESS SHARES SOLD UNDER PREVIOUS
PROSPECTUS] shares issued upon such exercise. The following table sets forth the principal amount of secured notes purchased by each of the Selling Shareholders.

    Name of Selling Shareholder       Principal Amount of Secured
                                            Notes Purchased

Carol Cavanaugh                               $200,000
Jim and Brenda Phillips                        $92,500
John Vitt (1)                                  $75,000
Michael P. Krasny                              $50,000
Mitchel Wong                                   $50,000
Todd Templeton                                 $50,000
Arlington Guenther                             $50,000
Mabery  Properties,  Inc.  Employee
  Defined Benefit Plan (2)                     $40,000
Fred B. Dulock                                  $7,500

(1) Includes $50,000 in principal amount of notes purchased by John Vitt Self-Employed Retirement Plan.
(2) The assets of this benefit plan were subsequently distributed on a rollover basis to individual retirement accounts for the sole beneficiaries, Jack D. and Darlene M. Mabery.

  Todd Templeton is a member of the Company's Board of Directors. As such, he has been awarded options to purchase 55,000 shares of Common Stock at an exercise price of $3.75 per share pursuant to the Company's 1988 Non-Employee Director Stock Option Plan. He is eligible for reimbursement by the Company for costs of attending board and committee meetings, but has not requested any such reimbursement.

    The remainder of the Selling Shareholders participated in offerings of Common Stock and warrants in October 1994 and September 1995. The purchase price of the 485,500 shares of Common Stock sold in the October 1994 offering ranged from $3.00 to $3.125. For each two shares of Common Stock purchased, participants in the offering received one warrant to purchase a share of Common Stock at $4.50 per share, exercisable for twelve months following the closing of the offering, and one warrant to purchase a share of Common Stock at $5.50 per share, exercisable for twenty-four months following the closing. The Company subsequently extended the expiration date of the twelve-month warrants to September 1996. The September 1995 offering involved the sale of 806,333 shares of Common Stock at a purchase price of $1.10 per share to purchasers in the prior offering. The exercise prices of warrants issued in the prior offering and held by purchasers in the 1995 offering were lowered to $2.50 and $3.50 per share from $4.50 and $5.50 per share, and the exercise period of these warrants was extended to September 1997. None of such warrants have been exercised as of the date of this prospectus. The shares of Common Stock offered pursuant to this Prospectus include the shares issued in connection with these offerings.

  The following table sets forth certain information with respect to each Selling Shareholder as of September 15, 1995, and after giving effect to the sale of the shares offered hereby. The table below assumes that all Selling Shareholders will sell the shares currently being offered; however, the Selling Shareholders are not obligated to do so.

                                                   Shares Owned    Percentage of
Name of Selling     Shares Owned      Shares to be   Following      Outstanding
  Shareholder     Prior to Offering     Offered       Offering        Shares

Jim Phillips (1)        360,700         276,500         84,200        .34%
Carol Cavanaugh         461,500         200,000        261,500       1.07%
Dan Malone              125,000         125,000              0        .00%
Jay Templeton           120,000         120,000              0        .00%
The Wilson Charitable
  Remainder Trust       120,000         100,000         20,000        .08%
Stan Caskey             197,600          84,000        113,600        .46%
Steve Caskey            197,600          84,000        113,600        .46%
First London
  Securities Corp.       73,353          67,000          6,353        .03%
Rhoda Trembat   h       201,666          66,666        135,000        .55%
Lawrence E. Gordon      115,000          65,000         50,000        .20%
John Vitt (2)            70,000          60,000         10,000        .04%
Drake Goodwin & Company  60,000          60,000              0        .00%
William J. McCool
  and Joan M. McCool
  TEN COM               116,000          60,000         56,000        .23%
Fred B. Dulock          138,000          46,000         92,000        .38%
Michael P. Krasny        40,000          40,000              0        .00%
Mitchel Wong             59,000          40,000         19,000        .08%
Todd Templeton          322,600          40,000        282,600       1.15%
Arlington Guenther       50,000          40,000         10,000        .04%
Alfred R. Dixon, Jr.
  TR UA Jan 30 92 FBO
  Alfred R. Dixon, Jr.   78,000          40,000         38,000        .15%
J. Carl Ganter           72,000          40,000         32,000        .13%
James E. Gray            50,000          40,000         10,000        .04%
Bill Kemp                36,100          40,000         96,100        .39%
Carter H. Compton       120,000          30,000         90,000        .37%
Raymond James,Custodian
  for Rollover IRA for
  benefit of
  Jack D. Mabery (3)     41,200          30,000         11,200        .05%
Michael G. Semmens       21,067          15,667          5,400        .02%
Dorothy D.Winchester     12,500          12,500              0        .00%
Raymond James,Custodian
  for Rollover IRA for
  benefit of
  Darlene M. Mabery (3)  16,200          10,000          6,200        .03%
James C. Ganter          10,000          10,000              0        .00%
M. Sheppard Strong       10,000          10,000              0        .00%
Sharratt Family Trust
  Cust FBO Marilyn
  Sharratt IRA UA
  Jan 31 94              4,500           4,500              0        .00%
Charles G. and Ruth
  Drake                  2,500           2,500              0        .00%

(1) Includes 40,000 shares acquired upon exercise of warrants purchased by Mr. Phillips from another participant in the 1993 offering of notes and warrants.
(2)  Includes 40,000 shares held by John Vitt Self-Employed Retirement Plan.
(3) Represents shares acquired on exercise of warrants purchased by the Mabery Properties, Inc. Employee Defined Benefit Plan and subsequently distributed to rollover individual retirement accounts for the beneficiaries of that plan.

  Michael G. Semmens is President, Chief Executive Officer and Chairman of the Board of the Company. He was hired in June 1994 at an annual base salary of $200,000 and a $50,000 signing bonus. Mr. Semmens' Letter of Employment provided for a three-year employment contract, with a provision for a one year's salary severance in the event of termination. The Letter of Employment included the above terms and an annual performance based bonus of up to 50 percent of base compensation. In addition, the implementation of a management incentive program for which Mr. Semmens would be eligible was authorized. Mr. Semmens was granted options to purchase 475,000 shares of Common Stock under the Company's 1987 Stock Option Plan. Of the total, 325,000 shares vest on a schedule allowing exercise of options covering one-third of such shares at six, eighteen and thirty months after the date of grant. Options for the remaining 150,000 shares become exercisable as to 75,000 shares if the market price of the Company's Common Stock equals or exceeds $5.00 per share for a period of ten trading days and become exercisable as to an additional 75,000 shares if the market price equals or exceeds $10.00 per share for a period of ten trading days. The exercise price of all options is $3.50 per share, which was equal to the market price of the Common Stock as of the date of grant. All options expire in June 1999.

  Prior to joining the Company, Mr. Semmens served as an officer of BDM Technologies, Inc. ("BDM"). In April 1993 the Company and BDM entered into an agreement calling for the formation of a new entity, Horizon Battery Technologies, Inc. ("HBTI"), to establish pilot production capacity for the Horizonr battery and seek joint venture partners for subsequent large scale production. BDM funded the development, the construction and initial operation of a limited rate production facility for Horizonr batteries. On April 7, 1994, the Company reached agreement (the "Initial Agreement") with BDM with respect to the acquisition of BDM's interest in HBTI and in the limited rate production facility designed to produce Horizonr batteries. This agreement has been superseded by a letter agreement amending its terms and by further definitive agreements (the "Final Agreement"), which were executed effective January 31, 1995, in respect of the transaction. Under the Final Agreement, the Technology License Agreement, the Company agreed to license BDM's manufacturing technology for use in producing the Horizonr battery. The Company also agreed to the issuance of 100,000 shares of Common Stock to acquire BDM's interest in HBTI, paid an initial license fee of $80,000 to BDM for the license of BDM's manufacturing technology, and will issue 1,700,000 shares of Common Stock in installments over a three-year term with the right to renew the license for a period equal to the life of the licensed technology upon issuance of an additional 200,000 shares of Common Stock. BDM received a three-year option to purchase an additional 1,000,000 shares of Common Stock at $4.00 per share. The Company will pay all lease and operating costs with respect to the facilities and certain equipment in cash at a cost of approximately $51,000 per month as well as assume certain contingent environmental liabilities and other contingent liabilities. During 1994, the Company paid $302,072 for the sublease of such facilities and equipment. BDM is entitled to designate one nominee for election to the Board of Directors of the Company following the consummation of the transaction. BDM has "piggy-back" and demand registration rights with respect to all shares of Common Stock received in the transaction.

   Dan Malone is the brother of John Malone, a director of the Company; Jay Templeton is the brother of Todd Templeton, who is also a director of the Company. Thomas Wilson, a director of the Company, is co-trustee of the Wilson Charitable Remainder Trust. J. Carl Ganter is a consultant to the Company and has been awarded options to purchase 40,000 shares of Common Stock at an exercise price of $3.75 per share and 24,000 shares at an exercise price of $2.75 per share under the Company's Non-Employee Consultant Stock Option Plan. These options expire in 1996 and 2000, respectively.

   Rhoda Trembath is the spouse of Robert Trembath. On December 19, 1995, the company entered into an agreement with Robert Trembath and Cold Services, Inc. ("Cold Services"), covering certain claims, with which the Company totally disagreed, for commissions and other remuneration allegedly due to Mr. Trembath or Cold Services. In this agreement, the Company agreed to pay $15,000 to Mr. Trembath and $25,000 to Cold Services. The Company further agreed to pay commissions to Cold Services in the event that the Company obtains financing through one of four named sources on or before August 31, 1996. In the agreement, Mr. Trembath generally agreed that he will not talk to Electrosource employees to interfere with Electrosource business and will not talk to actual or potential customers or finance providers about Electrosource and will not represent himself as a consultant to or having any relationship with Electrosource. If Mr. Trembath materially breaches the Agreement, then the Company will be entitled to a refund of the payments made thereunder. Mr. Trembath represented to the Company that he has full authority to enter into this agreement without any consent or approval of his spouse.

   Certain of the Selling Shareholders have participated in other private offerings of Company securities.

   In January 1992, the Company sold an issue of convertible preferred stock to Battery Horizons, Ltd. ("Battery Horizons"), for an aggregate purchase price of $1,500,000. The convertible preferred stock was converted into 6,400,000 shares of Common Stock in 1993, and the Company registered the distribution by Battery Horizons of the Common Stock received on conversion under the Securities Act of 1933. Battery Horizons bore all costs of such registration. Rhoda Trembath was a principal shareholder in New Battery, Inc., the general partner of Battery Horizons. The following Selling Shareholders were limited partners in Battery Horizons:

              Name                    Percentage Interest
                                      in Battery Horizons

       Todd Templeton                        4.3%
       Rhoda Trembath                        4.2%
       Carol Cavanaugh                       3.8%
       James C. Ganter                       2.5%
       Carter H. Compton                     1.9%
       Jim Phillips                          1.8%
       Fred B. Dulock                        1.3%
       Stan Caskey                           1.3%
       Steve Caskey                          1.3%
       Bill Kemp                             1.3%
       Jack D. and Darlene M. Mabery         0.5%
       Dan Malone                            0.4%

   First London Securities Corporation acted as placement agent for the Company in an overseas offering of 1,200,000 shares of Common Stock effected in June and July 1994 that resulted in net proceeds to the Company of approximately $2,675,000. First London received fees and commissions totaling $353,444 for its services in connection with such offering.

                              DILUTION

   At September 30, 1995, the Company had a net negative tangible book value of ($0.12) per share of Common Stock outstanding. "Net tangible book value per share" represents the amount of total tangible assets of the Company, reduced by the amount of total liabilities of the Company, divided by the number of shares of Common Stock outstanding. Purchasers of Common Stock for cash at the assumed offering price of $1.31 per share (based on the market price of a share of Common Stock as quoted by NASDAQ on January 15, 1996) will therefore incur an immediate dilution of $1.43 per share from the assumed offering price measured by the difference between the assumed offering price and the Company's net tangible book value per share.

              INDEMNIFICATION OF OFFICERS AND DIRECTORS

   The Company's Restated Certificate of Incorporation provides that a director of the Company will not be personally liable to the
Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except that such provisions will not eliminate or limit the liability of a director (i) for a breach of the director's duty of loyalty to the Company or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) with respect to unlawful payments of dividends or unlawful stock purchases or redemptions for which the director is liable under
Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derives an improper personal benefit.

  The Company's Bylaws provide that, to the extent permitted by law, the Company will indemnify each of its directors, and authorize the purchase of insurance with respect thereto. The Bylaws also provide that the Company may indemnify its officers, employees or agents who are made or threatened to be made defendants or respondents to any threatened, pending or completed action, suit or proceeding due to such person's service to the Company or to certain other entities at the request of the Company, so long as such person acted in good faith and in a manner he reasonably believed to be not opposed to the best interests of the Company. Such indemnification may be made only upon a determination that such indemnification is proper in the circumstances because the person to be indemnified has met the applicable standard of conduct to permit indemnification under the law.

   In addition to indemnification provided pursuant to the Company's Restated Certificate of Incorporation and Bylaws, the Company has entered into a Director Indemnification Agreement with each director of the Company providing for, among other things, (i) indemnification by the Company of each director to the full extent authorized or permitted by Delaware statutes; (ii) maintenance by the Company of director and officer insurance coverage for the benefit of each director of up to $2,000,000, subject to availability at premiums not substantially disproportionate to the amount of coverage; (iii) indemnification by the Company of each director in connection with settlements under certain circumstances;
(iv) procedures relating to independent review of determinations regarding director indemnification (including special provisions in case of a change in control of the Company); and (v) the advancement of expenses to directors in connection with matters for which the director is entitled to indemnification.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted against the Company by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                            LEGAL MATTERS

   The validity of the securities offered hereby will be passed upon for the Company by Bret Van Earp, Attorney at Law, 100 Congress Avenue, Suite 1800, Austin, Texas 78701.

                               EXPERTS

   The financial statements and schedule of the Company appearing in the Company's Current Report on Form 8-K dated October 10, 1995, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon (which contains an explanatory paragraph with respect to the Company's ability to continue as a going concern as discussed in Note R to the financial statements) included therein and incorporated herein by reference. Such financial statements and schedule are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.



   No  dealer, salesman or  other
person  has  been  authorized  to
give  any information or to  make
any  representation not contained
in  this prospectus in connection
with  the offer contained herein,
and,   if  given  or  made,  such
information   or   representation
must not be relied upon as having         ELECTROSOURCE, INC.
been  authorized by the  Company.
This    prospectus    does    not
constitute an offer to sell, or a
solicitation of an offer to  buy,
any     securities     in     any
jurisdiction  to  any  person  to
whom it is not lawful to make any
such  offer  or  solicitation  in
such  jurisdiction.  Neither  the
delivery  of this prospectus  nor
any  sale  made hereunder  shall,
under  any circumstances,  create
an  implication  that  there  has
been no change in the affairs  of
the Company since the date hereof
or that the information herein is         1,859,333 Shares of
correct as of any time subsequent
to its date.                                 Common Stock



        TABLE OF CONTENTS

                            Page

AVAILABLE INFORMATION         2

INCORPORATION OF CERTAIN
  INFORMATION BY REFERENCE    2

SUMMARY OF PROSPECTUS         3            January 18, 1995

RISK FACTORS                  4

THE COMPANY                   6

RECENT DEVELOPMENTS           6

THE OFFERING                  6

SELLING SECURITY HOLDERS      6

USE OF PROCEEDS               9

DILUTION                      9

INDEMNIFICATION OF OFFICERS
  AND DIRECTORS               9

LEGAL MATTERS                10

EXPERTS                      10



                             PART II

             INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

  The following sets forth the estimated expenses expected to be incurred in connection with the issuance and distribution of the securities registered hereby:

     SEC Registration Fee                           $  1,100.00
     Printing Costs                                      200.00
     Legal Fees and Expenses                          15,000.00
     Accounting Fees and Expenses                     15,000.00
     Blue Sky Fees and Expenses                             .00
          Total                                      $31,300.00*

 *The Company will bear all costs of the offering.

Item 15.  Indemnification of Directors and Officers

   See  "Indemnification  of  Officers  and  Directors"  in   the
Prospectus, which is hereby incorporated by reference.

Item 16.  Exhibits

      The following exhibits are filed with or incorporated by reference into this registration statement:

4.1 Restated Certificate of Incorporation of Electrosource, Inc. (filed as Exhibit 3.1 to Electrosource, Inc., Registration Statement on Form 10 filed October 19, 1987, as amended by Form 8 Amendments filed January 8, 1988 and January 13, 1988 (hereinafter referred to as "Form 10") and incorporated herein by reference).

4.2 Amendment to Restated Certificate of Incorporation of Electrosource, Inc. (filed as Exhibit 3.1 to Electrosource, Inc. Quarterly Report on Form 10-Q filed August 14, 1995 and incorporated herein by reference).

4.3 Bylaws of Electrosource, Inc. (filed as Exhibit 3.2 to Electrosource, Inc., Registration Statement on Form 10 filed October 19, 1987, as amended by Form 8 Amendments filed January 8, 1988 and January 13, 1988 (hereinafter referred to as "Form 10") and incorporated herein by reference).

4.4 Amendment to Bylaws of Electrosource, Inc., pursuant to a Certificate of Secretary dated May 25, 1990 (filed as
      Exhibit 3.3 to Electrosource, Inc., Annual Report on Form 10-K for the period ended December 31, 1991, and incorporated herein by reference).

4.5   Amendment to Bylaws of Electrosource, Inc. (filed as Exhibit
      3.5 to Electrosource, Inc., Annual Report on Form 10-K for the period ended December 31, 1993, and incorporated herein by reference).

4.6   Amendment to Bylaws of Electrosource, Inc. (filed as Exhibit
      3.6 to Electrosource, Inc., Annual Report on Form 10-K for the period ended December 31, 1994, and incorporated herein by reference).

5     Opinion of Bret Van Earp, Attorney at Law.

24.1 Consent of Ernst & Young LLP to incorporation by reference of report on financial statements.

24.2  Consent  of  Bret Van Earp (included in  opinion  filed  as
      Exhibit 5)

25    Power  of  Attorney(see  page  II-4  of  the  Registration
      Statement)

Item 17.  Undertakings

  The undersigned registrant hereby undertakes:

  (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (to the extent that the information require to be included in a post-effective amendment is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement);

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, reflect a fundamental change in the information set forth in the registration statement (to the extent that the information require to be included in a post-effective amendment is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement); and

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  (b) That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  With  respect to the undertaking required by paragraph  (h)  of
Item 512 of Regulation S-K, see "Indemnification of Officers  and
Directors" in the Prospectus, which is incorporated herein by reference.

                            SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on January 18, 1996.

                                   ELECTROSOURCE, INC.


                                   By:      /s/
                                      Michael G. Semmens, President

 Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

     Signature                  Title                           Date

/s/ Michael G. Semmens   President, Chief Executive     January 18, 1996
Michael G. Semmens       Officer and Chairman of the
                         Board (Principal Executive
                         Officer)

/s/ Charles L. Mathews   Director                       January 18, 1996
Charles L. Mathews


/s/ Norman Hackerman     Director                       January 18, 1996
Dr. Norman Hackerman


/s/ Richard S.Williamson Director                       January 18, 1996
Richard S. Williamson


/s/ John Malone          Director                       January 18, 1996
John Malone


                         Director                       January 18, 1996
Thomas S. Wilson


/s/ John Akin            Director                      January 18, 1996
John Akin


/s/ Todd Templeton       Director                      January 18, 1996
Todd Templeton


/s/ Frank Butler         Director                     January 18, 1996
Frank Butler


                         Director                     January 18, 1996
Nathan Morton


                         Director                     January 18, 1996
William R. Graham


/s/ Mary Beth Koenig     Controller/Treasurer         January 18, 1996
Mary Beth Koenig         (Principal Accounting Officer)

* Signed by James M. Rosel under Power of Attorney for respective directors.


                          EXHIBIT INDEX

Exhibit Number                                           Sequentially
                                                        Numbered Page


   4.1    Restated Certificate of Incorporation of
          Electrosource, Inc. (filed as Exhibit
          3.1 to Electrosource, Inc., Registration
          Statement on Form 10 filed October 19,
          1987, as amended by Form 8 Amendments
          filed January 8, 1988 and January 13,
          1988 (hereinafter referred to as "Form
          10") and incorporated herein by
          reference).

   4.2    Amendment to Restated Certificate of
          Incorporation of Electrosource, Inc.
          (filed as Exhibit 3.1 to Electrosource,
          Inc. Quarterly Report on Form 10-Q filed
          August 14, 1995 and incorporated herein
          by reference).

   4.3    Bylaws of Electrosource, Inc. (filed as
          Exhibit 3.2 to Electrosource, Inc.,
          Registration Statement on Form 10 filed
          October 19, 1987, as amended by Form 8
          Amendments filed January 8, 1988 and
          January 13, 1988 (hereinafter referred
          to as "Form 10") and incorporated herein by reference).

   4.4    Amendment to Bylaws of Electrosource,
          Inc., pursuant to a Certificate of
          Secretary dated May 25, 1990 (filed as
          Exhibit 3.3 to Electrosource, Inc.,
          Annual Report on Form 10-K for the
          period ended December 31, 1991, and
          incorporated herein by reference).

   4.5    Amendment to Bylaws of Electrosource,
          Inc. (filed as Exhibit 3.5 to
          Electrosource, Inc., Annual Report on
          Form 10K for the period ended December
          31, 1993, and incorporated herein by
          reference).

   4.6    Amendment to Bylaws of Electrosource,
          Inc. (filed as Exhibit 3.6 to
          Electrosource, Inc., Annual Report on
          Form 10K for the period ended December
          31, 1994, and incorporated herein by
          reference).

    5     Opinion of Bret Van Earp, Attorney at          *
          Law.

  24.1    Consent of Ernst & Young LLP to
          incorporation by reference of report on
          financial statements.

  24.2    Consent of Bret Van Earp (included in          *
          opinion filed as Exhibit 5)

   25     Power of Attorney (see page II-4  of the       *
          Registration Statement)

*  Previously filed.